UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 6, 2009

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-31355	81-0438093
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification
incorporation or organization)		No.)
124 N. First Street
Louisville, Kentucky 40202
(Address of Principal Executive Offices)
502-379-4788
(Issuer Telephone number)
SUNCREST GLOBAL ENERGY CORP.
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On November 6, 2009, Beacon Solutions AG, a wholly owned subsidiary of Beacon Enterprise Solutions Group, Inc. (collectively, “Beacon”) entered into a project management services agreement with Interxion, one of Europe’s leading providers of premium carrier-neutral data centers and managed services, for the design and construction of a data center in Zurich. The value of the contract is approximately $24.8 million, with completion of the entire project expected during the Company’s fourth fiscal quarter ended September 30, 2010.
     The project involves the planning, design, construction management, design compliance and commissioning of the data center, including climatization, power and telecommunications. Phase 1, which has already commenced, covers the first 2,500 square feet of the facility, and is expected to be completed no later than March 31, 2010. Phase two of the agreement, which is expected to be completed by July 1, 2010, involves the completion of the remainder of the data center, which is approximately 4,000 — 5,000 square feet.
Item 3.02 Unregistered Sales of Equity Securities.
     As described in the Current Report on Form 8-K filed on September 28, 2009, which is incorporated by reference herein, Beacon Enterprise Solutions Group, Inc. (“the Company”) has engaged a registered broker-dealer (the “Placement Agent”) in a private placement of up to 3,750,000 units (the “Common Units”), for an aggregate purchase price of $3,000,000, with each Common Unit comprised of (i) one share of Common Stock, and (ii) a five year warrant to purchase one-half share of Common Stock (each, an “Investor Warrant”) at a purchase price of $1.00 per share (collectively the “Common Offering”). In the event that the Common Offering is oversubscribed, the Company may sell and issue up to an additional 1,250,000 Common Units.
     On November 6, 2009, the Company sold and issued an aggregate of 281,250 Common Units for an aggregate purchase price of $225,000. The Company has used the proceeds of the Common Offering to provide working capital. The Placement Agents have earned cash commissions of $16,250 in connection with these placements and warrants to purchase 24,375 shares of Common Stock.
     The Investor Warrants each have a five year exercise period and an exercise price of $1.00 per share of Common Stock, payable in cash on the exercise date or cashless conversion if a registration statement or current prospectus covering the resale of the shares underlying the Investor Warrants is not effective or available at any time more than six months after the date of issuance of the Investor Warrants. The exercise price is subject to adjustment upon certain occurrences specified in the Investor Warrants. The Company has used the proceeds of the Common Offering to provide working capital.
     The Company is relying on an exemption from registration provided under Section 4(2) of the Securities Act for the issuance of the Investor Warrants and shares of its Common Stock, which exemption the Company believes is available because the securities were not offered pursuant to a general solicitation and the status of the purchasers of the shares as “accredited investors” as defined in Regulation D under the Securities Act. This report is neither an offer to purchase, nor a solicitation of an offer to sell, securities. The securities offered have not been registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements.
     THE INFORMATION CONTAINED IN THIS REPORT IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL, SECURITIES. THE SECURITIES OFFERED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.
Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Press Release 11-11-2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
Date: November 11, 2009	By:	/s/ Robert Mohr
Robert Mohr,
Principal Financial Officer